Exhibit 99.1

FOR IMMEDIATE RELEASE Guardion Health Sciences, Inc. 15150 Avenue of Science, Ste. 200 San Diego, CA 92128 Ph 858.605.9055; Fax 858.630.5543 www.guardionhealth.com

Guardion Health Sciences announces completion of

Series B funding round, raising over $3 million

San Diego, California – August 3rd, 2017 – Guardion Health Sciences, Inc. (“Guardion” or the “Company”), a leader in the field of ocular health technologies and products, completed their Series B funding round closing on July 31st, 2017, raising an aggregated total of $3.105 million.

The Company intends to use the proceeds to accelerate expansion of their operations, implement their sales and marketing strategy, and complete development of additional products in their pipeline.

About Guardion Health Sciences, Inc.

Guardion Health Sciences, Inc. is a specialty health sciences company that develops, formulates and distributes condition-specific medical foods with an initial medical food product that addresses a depleted macular protective pigment, a known risk factor for age-related macular degeneration (“AMD”), and a significant component of functional vision performance.  Guardion Health Sciences, Inc. has also developed a proprietary medical device, the MapcatSF®, which accurately measures the macular pigment density, therefore providing the only two-pronged evidence based protocol.

Forward-Looking Statement Disclaimer

With the exception of the historical information contained in this news release, the matters described herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan and its ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s recently effective Registration Statement on Form S-1, as well as the financial statements included therein. The Registration Statement on Form S-1 is available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Michael Favish
Chief Executive Officer

Telephone: (858) 605-9055 x 201
E-mail: mfavish@guardionhealth.com

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